UNITED STATES

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EVERCORE INC.

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Dear Shareholder:

We are writing to ask for your critical support for the proposals to be voted on at Evercore’s 2020 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and we would like to draw your attention specifically to Proposal No. 3, our proposal to increase the number of shares available under our equity incentive plan by 6 million shares (we currently have approximately 1 million shares available). We are requesting additional shares because we do not have enough shares remaining to continue to provide a significant portion of our annual incentive compensation in the form of equity, which aligns the interests of our employees and stockholders, and to continue to recruit talented professionals, a key tenet of our growth strategy. The number of shares requested has been reduced significantly from our previous proposal based on investor feedback.

Acknowledging our strong record of equity compensation plan governance in its report (the “GL Report”), Glass Lewis (“GL”) advised that shareholders qualitatively consider our successful dilution management, net negative RSU grants due to our share repurchase program and responsiveness to shareholder feedback through our reduced share request. Nevertheless, GL ultimately recommends shareholders vote against our proposal because of the “magnitude” of failures of certain cost and pace of historical grant tests. This recommendation ultimately reflects GL’s weighting to quantitative factors which are predicated on several omissions, inconsistencies and inappropriate analytic assumptions and methodologies that either create or overstate the “magnitude” and significance of the supposed failures. Specifically, and as described in greater detail in Attachment A:

•

The GL Report compares our equity compensation practices to a peer group with materially different capital structures and business models. Our Board, considering all relevant factors, has consistently determined it is in the best interests of our shareholders to employ broad-based equity compensation program paired together with anti-dilutive actions. Our direct peers, other publicly traded investment banking advisory firms, similarly operate human capital based businesses and have decided to employ similar equity compensation programs. Our use of equity and related performance on quantitative tests is comparable to this peer group. For example, our burn rate – even unadjusted for anti-dilutive actions – is at the median of our direct peer group shown in Attachment A.

However, the GL Report defines our “peer group” as 22 unnamed companies with an average market capitalization of $1 billion within the “Diversified Financials” GICS sector designation. This group may include mortgage REITs, consumer and specialized finance companies, lending and trading firms and other non-human capital based businesses that do not share our rationale for broadly using equity, putting Evercore at a meaningful disadvantage relative to this metric. These types of companies also tend to operate with significantly more leverage, which distorts the significance of the enterprise value-based costs tests in the GL Report and furthers our relative disadvantage. Not surprisingly, when compared to this inappropriate peer group, our results on quantitative tests are not comparable.

•

The GL Report excludes from its quantitative analysis the anti-dilutive impact of our share repurchase program. Over the past three years, we have repurchased sufficient shares to more than offset not only equity awards granted as part of annual incentive compensation, but also new hire and replacement equity awards, resulting in a net burn rate of -2.5%. The GL report qualitatively urges our shareholders to consider our successfully implemented anti-dilutive commitments to shareholders. However, it includes no adjustments to its quantitative tests in respect of our share repurchase program. The quantitative tests therefore reflect only half of the rationale behind our Board’s recommendation and create an incomplete foundation for GL’s adverse recommendation.

•

The GL Report ignores long-term value in conducting its quantitative analysis of our equity plan administration over a multi-year period.    The enterprise value-based cost tests in the GL Report are significantly and adversely impacted by our share price on the measurement date chosen – March 31, 2020. In general, a single measurement date fails to give appropriate weight to the long-term value of our equity. This concern is exacerbated by choosing a single date during a period of nearly unprecedented market volatility and unpredictability. In fact, our share price was higher on more than 98% of the trading days in the three years preceding the measurement date, and a simple average of the closing price for the three-month period ended March 31, 2020, together with the capital structure correction noted below, would increase our enterprise value by over 50%. Please see Attachment A for further information.

•

The GL Report excludes our exchangeable limited partnership units (“LP Units”) from its quantitative analyses. Our LP units are a core component of our capital structure and a defining feature of the “UP-C” organizational structure we have maintained since our 2006 IPO. As described in our proxy statement, holders of our LP Units, through the combination of Class B common stock and LP Units, generally have similar equity interests as if they held an equivalent number of shares of Class A common stock. The inclusion of our LP Units “for reference only” in certain analyses in this year’s updated GL Report diverges from GL’s prior practice, including its report on our most recent equity plan proposal, and is based on an incorrect assumption that the LP Units carry no economic value. This decision reduces our true share base by approximately 12.5%, based on the number of LP units outstanding on our record date. Accordingly, the omission leads to a material overstatement of our burn rate and the costs of our equity plan relative to our enterprise value – a critical point given the basis for the adverse recommendation is the “magnitude” of failures on these tests.

Although GL’s overall recommendation is based on a belief that shareholders should be “cautious going forward,” in practice, a vote against the proposal is a vote to overhaul our long-standing compensation program, a key pillar of the overall strategy for our human capital based business. If our proposal fails, we will not have access to additional shares, which would require us to take one or more actions that our Board believes are not in the best interests of shareholders: reduce the proportion of compensation paid to our employees in equity, decreasing their long-term alignment with investors; reduce the proportion of client-facing and revenue-generating employees that receive equity compensation, limiting the scope of our employee base that is aligned with shareholders; or reduce our overall employee compensation, which is currently competitive and required to retain, motivate and recruit our team. Our Board believes that any of these actions would be detrimental to our ability to continue creating value for shareholders.

As you make your voting decision, we ask that you bear in mind that as a human capital based business, we use equity differently than many other companies, including other financial companies. Our equity compensation program is truly broad-based, as more than 90% of all awards granted over the past three years have been granted to non-executive officers. Equity is a fundamental element of our pay-for–performance compensation and retention philosophy that motivates our employees throughout the organization to drive shareholder value, not just our executive officers. To this end, we appreciate your consideration of our share repurchase program that has resulted in repurchases significantly in excess of our RSU issuances. We believe that if your analysis considers this factor, then any concerns you may have about the cost and pace of grants would be alleviated.

In response to shareholder feedback, our 2020 proposal requests 40% fewer shares than our 2016 proposal and is designed to provide the necessary flexibility to manage and grow our business in the current volatile environment for approximately the next two years. We have a track record of prudent equity compensation management, and your approval of our proposal is critical to sustaining our momentum. Importantly, our prudent use of equity compensation has been critical for employee retention and in our recruitment and promotion of 33 Senior Managing Directors (SMDs) on a net basis since year-end 2016, an over 40% increase in SMD headcount, which has contributed to our strong revenue and earnings growth over that period.

Our goal at Evercore is to create the premier global independent investment banking advisory firm delivering strong results for our shareholders. We have made significant progress toward this goal, but in order to continue delivering results we need to continue to attract, retain and motivate the best talent in the business. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress in driving value for our stockholders. To vote against our proposal would effectively undermine our overall compensation program and negatively impact our strategy and growth initiatives.

In closing, we would like to assure you of our commitment to continue to work hard to increase the value of Evercore within the compensation framework set out in the proxy. We have worked, and will continue to work, with GL in the hope that they will develop financial measures that accurately reflect our business. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 3.

Attachment A

I.	GL’s Report Positively Highlights Numerous Qualitative Aspects of our Overall Compensation Practices

In analyzing the GL Report, it is important to recognize that the adverse recommendation was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, GL supported our say-on-pay proposal again this year. In particular, GL found that we have maintained a pay-for-performance alignment while also recognizing the following best practices in our compensation plan and our compensation program more broadly:

Plan Features	Program Size	Program Cost Analysis
✓ No repricing (or cash buybacks) of underwater stock options or stock appreciation rights	✓ Existing Size of Pool	✓ Projected Cost as a % of Operating Metrics
✓ No single-trigger change of control	✓ Pro-Forma Available Pool	✓ Expensed Cost as a % of Operating Metrics
✓ No “evergreen” provision	✓ Grants to Executives
✓ No “reload” equity awards	✓ Overhang
✓ No full value award multiplier
✓ Repurchased a three-year average of 1,129,000 shares more than the Net RSU Grant average amount

While GL is aligned with us in its support of our overall compensation program, and qualitatively acknowledged our practice of offsetting dilution from equity compensation with share repurchases, it does not support our use of equity compensation, which is a core component of that program and an effective vehicle for delivering a portion of overall compensation for a human capital based business. Dating back to our early years as a public company, our Compensation Committee, whose membership has been refreshed over the years, has consistently viewed equity compensation as a critical component of our overall compensation program. This structure has served us well, as can be seen by the increase in quality SMDs over the years since our IPO and our strong results, as described in our 2020 Proxy Statement.

Shareholders have also recognized the value of our compensation program. Over the last two years, more than 92 percent of votes cast have supported our say-on-pay proposal and our shareholders have supported each of our two prior equity plan proposals. Our engagement with shareholders has revealed that the broad support for our overall program and use of equity is due to our shareholders taking the time to understand our business model and the benefits of using equity compensation in a human capital based business.

II.	The GL Report Compares our Equity Compensation Practices to a Peer Group with Materially Different Capital Structures and Business Models.

Our Board, considering all relevant factors, has consistently determined it is in the best interests of our shareholders to employ broad-based equity compensation program paired together with anti-dilutive actions. Our direct peers, other publicly traded investment banking advisory firms, similarly operate human capital based businesses and have decided to employ similar equity compensation programs. Our use of equity and related performance on quantitative tests is comparable to this peer group.    For example, while we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our true peer group.

Three-Year Average Burn Rate (Excluding Share Repurchases)*
Evercore	5.2%
Lazard	4.9%
Moelis	5.2%
PJT Partners	5.3%
Greenhill	7.1%
Houlihan Lokey	1.1%

The core of GL’s analysis, however, is a comparison of our equity plan, practices and test results to a peer group that we believe is likely to be inappropriate for our business. Despite using quantitative comparisons to this peer group to reach its recommendations, the GL Report does not disclose which companies comprise this peer group other than an explanation that it is a group of 22 companies with an average market capitalization of $1 billion and a “4020” GICS sector designation for “Diversified Financials.” The GL Report does not provide further insight into which companies we are compared with for the critical quantitative tests that underlie the GL recommendation.

This is critical information relative to your evaluation of our proposal. “Diversified Financials” is a broad designation that includes thousands of companies ranging from mortgage REITs, consumer and specialized finance companies, lending and trading firms and others that rely on financial capital to generate revenue. Companies that do not rely on human capital do not share our rationale for using equity broadly. These companies do not utilize a broad-based equity program in the same manner as an independent investment banking advisory firm and this is reflected in their equity compensation practices. Not surprisingly, when compared to this inappropriate peer group, our results on quantitative tests are not comparable.

In addition, many of them – such as mortgage REITs, lending and trading firms and investment management firms – maintain capital structures that employ substantial amounts of debt to, for example, support their principal positions and lending activities. These capital structures can dramatically increase enterprise value, a practice that is at odds with advisory focused firms, and artificially skews many of the benchmarks that GL relies on to reach their adverse recommendation.

Further, the companies that comprise our peer group have an average market capitalization of $1 billion. As of the date of its report, our market capitalization was over 2.5 times the average of our peer group. The composition of this peer group is further distorted if you assume that our direct peers are included. For example, on page 21 of the GL Report, a comparison of several metrics, including market capitalization, is presented for us and three of our most direct peers – Lazard, Moelis and Houlihan Lokey. These firms have an average market capitalization based on the GL Report of approximately $2.85 billion. Their inclusion necessarily means that some or all of the 19 other companies have significantly smaller market capitalization to maintain the group’s $1 billion average market capitalization.

Notwithstanding the foregoing, even with this inappropriate peer group, we pass two of four GL cost tests with respect to operating metrics. However, in the case of these metrics generally, it is clear to us that the peer group distorts the significance of the results. The table below presents a comparison of the actual three-year average (2017-2019) stock compensation expense for Evercore and our direct peers against revenue, as used by GL.

	Three-Year Average of Stock Compensation Expense*
	Three-Year Average Stock Compensation Expense (in 000’s)	As a Percentage of GAAP Net Revenue
Evercore	180,527	9%
Lazard	264,607	10%
Moelis	111,668	14%
PJT Partners	115,162	19%
Greenhill	41,467	14%

*

See pg. 73 of our 2020 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology. Information regarding stock compensation expense as a percentage of revenue for Houlihan Lokey has not been included, as Houlihan Lokey does not separately report equity only compensation expense

III.	The GL Report Excludes from its Quantitative Analysis the Anti-Dilutive Impact of our Share Repurchase Program.

Over the past three years, we have repurchased sufficient shares to more than offset not only equity awards granted as part of annual incentive compensation, but also new hire and replacement equity awards, resulting in a net burn rate of -2.5% and average repurchases in excess of grants of approximately 1.13 million shares over that period. The GL report qualitatively urges our shareholders to consider our successfully implemented anti-dilutive commitments to shareholders. However, it includes no adjustments to its quantitative tests in respect of our share repurchase program in arriving at its conclusion that our three-year average burn rate is 6.27%. This figure is flawed by the omission of our LP Units as described below, but we urge you to further consider the significant difference between an evaluation of our burn rate as presented by GL relative to our net burn rate as viewed by our Board, consistent with its longstanding view that our broad-based equity program must be considered in conjunction with our related anti-dilutive actions.

	GL Report (excluding LP Units, Forfeitures and Share Repurchases)	Including LP Units (excluding Forfeitures and Share Repurchases)*	Including LP Units and Forfeitures (excluding Share Repurchases)*	Including LP Units, Forfeitures and Share Repurchases*
3 Year-Average Burn Rate	6.27%	5.44%	5.18%	-2.50%

IV.	The GL Report ignores long-term value in conducting its quantitative analysis of our equity plan administration over a multi-year period.

As discussed below, the exclusion of our LP units in the enterprise value-based cost tests has a material and adverse impact on our test results. However, our performance on the enterprise value-based cost tests in the GL Report is also materially and adversely impacted by rejecting our long-term equity value in favor of our share price on the particular measurement date chosen, March 31, 2020, particularly given the nearly unprecedented market volatility and unpredictability on that date. As noted in the cover letter accompanying this attachment, our share price was higher on more than 98% of the trading days in the three years preceding the measurement date, and a simple average of the closing price for the three-month period ended March 31, 2020, together with the capital structure correction, would increase our enterprise value by over 50%. Prospectively, since the March 31, 2020 measurement date, using our increased share price as of the trading day prior the date of the GL Report would increase our enterprise value by approximately 25%.

The below chart presents the GL enterprise value-based cost tests, updated to include several alternative hypothetical share price inputs. For purposes of simplicity and illustration, we have updated the share count to include our LP units, but otherwise held constant the components of enterprise value used in the GL Report. As shown in the chart, the share price component of our enterprise value is a key driver of the results of the GL tests and was abnormally low on the March 31, 2020 measurement date used by GL.

	Point-in-Time Market Snapshots			Long Term Value
	3/31/2020 (GL Methodology)	3/31/2020 (including LP Units)	5/22/2020 (Trading Date prior to GL Report)	3 Month Average Closing Price for the period ended March 31, 2020
Closing Price	$46.06	$46.06	$52.61	$66.98
Share Count (in 000’s)	40,536	46,305	46,305	46,305
Market Cap (in 000’s)	$1,871,928	$2,132,791	$2,436,087	$3,101,327
Enterprise Value (in 000’s)	$2,226,348	$2,487,212	$2,790,507	$3,455,748
Projected Annual Cost as % of Enterprise Value	7.9%	7.1%	6.3%	5.1%
Expensed Annual Cost as a % of Enterprise Value	12.0%	10.7%	9.5%	7.7%

While the measurement period chosen would undoubtedly also impact the comparable metrics for the peer group used by GL as part of its analysis, it is notable that we perform meaningfully better when viewed over alternative periods. For example, for the Projected Annual Cost as a % of Enterprise Value test, we fall within one standard deviation of the peer group average identified in the GL Report when viewed using a longer-term, 3-month average closing price for the period ended March 31, 2020. Although we disagree with the significance of this test generally, we believe the long-term value tests more appropriately reflect the long-term value of our business.

The takeaway from this analysis is that there is an outsized importance to the specific measurement period chosen by GL to conduct this test. It further illustrates the unsuitability of a market snapshot-based quantitative test, particularly in this environment, to generate a negative recommendation on a matter as critical to our business as our equity plan proposal. This is particularly true as we pass several other cost-based tests in the GL Report, including the costs as a percentage of Operating Metrics. Due to the significant impact the measurement period has on this quantitative test, we urge our shareholders to make a qualitative assessment as to the significance of this test for our particular situation and use of equity.

V.	The GL Report Excludes our Exchangeable Limited Partnership Units (“LP Units”) from our Share Count and Its Quantitative Analyses.

As described in greater detail in our proxy statement, we have an “UP-C” organizational structure that includes LP Units which are exchangeable on a 1:1 basis into Class A Common Shares. Our structure is comparable to the UPREIT structure of the real estate industry. Holders of our LP Units, through the combination of Class B common stock and LP Units, generally have similar equity interests as if they held an equivalent number of shares of Class A common stock. The inclusion of our LP Units “for reference only” in certain analyses in this year’s updated GL Report diverges from GL’s prior practice, including its report on our 2016 equity plan proposal, and is based on an incorrect assumption that the LP Units carry no economic value. The LP units are a core piece of our capital structure for equity compensation plan purposes and must be included as a component of our outstanding shares in order to perform a complete and meaningful analysis of our equity plan proposal. However, GL has excluded our LP units from its underlying quantitative tests.

This exclusion is material and fundamentally misrepresents our capital structure. As of our record date, there were over 5.75 million LP Units outstanding and over 40.5 million Class A Common Shares outstanding. However, the analysis in the GL Report is based on a share count that ignores our LP Units, which represent approximately 12.5% of our total share base of over 46 million. By incorrectly reducing our true share, the GL Report materially overstates the historical pace of grants tests in its report, particularly our three year average burn rate, as shown above. The omission of our LP Units also has a material and adverse impact on the enterprise value-based cost tests presented in the GL Report as shown above. This is a material difference that gives additional context to the GL concerns regarding the “magnitude” of these test failures.

VI.	Conclusion

In closing, we ask that as you make your voting decision, you consider the concerns identified in this Attachment when evaluating the GL recommendation. While we understand GL’s rationale for maintaining a standard quantitative framework for all companies that fit within the broad financial services sector, we believe it does a disservice to our shareholders by failing to compare us to an appropriate peer group and refusing to adjust its analysis for our anti-dilutive practices. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 3.